PRICING SUPPLEMENT NO.5 (To prospectus dated October 23, 2001)   Rule 424(b)(5)
DATED MARCH 1, 2005                                          File No. 333-68266



                                SCANA CORPORATION
                                Medium-Term Notes
                   Due Nine Months or More From Date of Issue


Principal Amount: $100,000,000            Original Issue Date:  March 8, 2005
                  -------------------                           -------------
Issue Price:     100 %                    Maturity Date:        March 1, 2008
              --------                                          -------------

Net Proceeds to Company:  $99,650,000      x    Book-Entry Note
                         --------------   -----
                                                Certificated Note
                                          -----

       Agent.
-------

   x   Principal. Commission: .350%
-------                       ----

Redemption by Company (check one):

               No. The Notes are not subject to redemption.
      -------

         x   Yes.  The Notes are subject to redemption as described below under
      --------     "Optional Redemption by the Company."
                   Initial Redemption Date:  September 1, 2005


Optional Repayment at Option of Holder (if applicable, check one):

            x    No.      The Notes are not subject to repayment.
         --------
                  Yes.    The Holder may elect repayment as follows:
         ---------
                          Optional Repayment Date(s):
                          Optional Repayment Price(s):
                          Provisions:

Interest (check one):

             Fixed Rate Note.   If this box is checked, the interest rate on the
            Notes shall be               % per annum.
                            --------

       x    Floating Rate Note. The Initial Interest Rate on the Notes shall be
    -------- determined on March 4, 2005 for the Interest Payment Period commencing March 8, 2005.


       The interest rate on the Notes shall be calculated as set
        forth in the prospectus dated October 23, 2001 and as
        further described below under "Interest Rate," using the
        following terms, as applicable:
    Base Rate:                    LIBOR
    Index Maturity:               3 Month
    Spread:                       +.15%
    Designated LIBOR Page:        LIBOR Telerate, page 3750
    Interest Payment Period:      Quarterly
    Interest Payment Dates:       1st day of each June, September, December and
                                  March commencing June 1, 2005(subject to
                                  adjustment as described in the prospectus
                                  dated October 23, 2001)
    Interest Reset Period:        Quarterly
    Interest Reset Dates:         Same as Interest Payment Dates
    Record Dates:                 15 days prior to each Interest Payment Date
    Interest Determination
          Date:                   2 Business Days prior to each Interest Reset
                                  Date

 To the extent of any conflict between the terms of the prospectus and this pricing supplement, this pricing supplement shall govern.


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Optional Redemption by the Company

     The Notes will be redeemable at the option of the Company, in whole or in part, upon notice given as described in the prospectus dated October 23, 2001 at any time and from time to time on or after September 1, 2005, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest on such Notes to the date of redemption.

Notice of Redemption

         The Notes will be subject to redemption upon not less than 30 calendar days prior notice mailed to each holder of Notes to be redeemed at its registered address by first-class mail. On and after the redemption date, interest will cease to accrue on the Notes unless the Company defaults in the payment thereof.

         Except as set forth above, the Notes will not be redeemable by the Company prior to maturity.

Interest Rate

         Each Note will bear interest from March 8, 2005 at the rate determined for each Interest Payment Period, in accordance with the prospectus dated October 23, 2001 and the terms of this pricing supplement. Interest will be payable on each Interest Payment Date.



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         The Notes will bear interest at a floating rate, reset for each
Interest Payment Period, at a per annum rate determined by The Bank of New York or its successor appointed by the Company, acting as calculation agent, and in accordance with the procedures described in this pricing supplement and the prospectus dated October 23, 2001.

Original Issue Date Statement

         It is expected that delivery of the Notes will be made against payment therefor on or about the Original Issue Date which is the fifth business day following the date of this pricing supplement ("T+5"). Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.


Legal Matters

     Certain legal matters in connection with the validity of the Notes offered hereby are being passed upon for the Company by McNair Law Firm, P.A., Columbia, South Carolina and by Francis P. Mood, Jr., Esq. of Columbia, South Carolina, who is our Senior Vice President and General Counsel, and for the underwriters by Troutman Sanders LLP, Richmond, Virginia, which also performs certain legal services for us and our affiliates on other matters. Troutman Sanders LLP will rely as to all matters of South Carolina law upon the opinion of Francis P. Mood, Jr., Esq.


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Ratings

         As of the date of this pricing supplement, the Notes are rated by the respective rating agencies as follows: Moody's (A3, negative outlook), Standard & Poor's (BBB+, stable outlook) and Fitch (A-, stable outlook). The ratings from rating agencies reflect only the views of such rating agencies and are not recommendations to buy, sell or hold the Notes, and each rating should be evaluated independently of any other rating.




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                           Joint Book-Running Managers

UBS Investment Bank     Banc of America Securities LLC     Wachovia Securities

                                   Co-Manager

                              BB&T Capital Markets